Exhibit (a)(1)(J)

News Release

David C. Abrams, Principal

Abrams Capital, LLC

222 Berkeley St, 22nd Floor

Boston, MA 02116-3733

(617) 646-6100

For Immediate Release:  October 17, 2005

ABRAMS CAPITAL, LLC ANNOUNCES TENDER OFFER FOR

ALL OUTSTANDING TRANCHE B WARRANTS AND ALL OUTSTANDING TRANCHE C WARRANTS OF GENTEK INC.

Boston, Massachusetts: Abrams Capital, LLC, together with ACP Acquisition, LLC and Great Hollow Partners, LLC (collectively, “Abrams”), today commenced a tender offer to purchase all of the outstanding Tranche B Warrants and Tranche C Warrants of GenTek Inc. (collectively, the “Warrants”) for a purchase price of $4.25 per Tranche B Warrant and $4.75 per Tranche C Warrant, each net to the seller in cash. The Tranche B Warrants and the Tranche C Warrants are principally quoted on the OTC Bulletin Board and trade under the symbols “GETIZ” and “GETIL”, respectively. The tender price for the Tranche B Warrants represents a premium of 30.8% over the closing sales price of the Tranche B Warrants as reported by the OTC Bulletin Board on October 13, 2005, which was the last day that the Tranche B Warrants traded, and the tender price for the Tranche C Warrants represents a premium of 35.7% over the closing sales price of the Tranche C Warrants as reported by the OTC Bulletin Board on October 13, 2005, which was the last day that the Tranche C Warrants traded.

Abrams is acquiring the Warrants for investment purposes and is not seeking to acquire control of GenTek. Given the relative illiquidity of the market for the Warrants, the tender offer represents the most effective way for Abrams to acquire the Warrants and increase its equity position in GenTek.

The tender offer will expire at 12:00 midnight, New York City time, on Monday, November 14, 2005, unless the offer is extended. Tenders of Warrants must be made on or prior to the expiration date, and Warrants tendered may be withdrawn at any time on or prior to the expiration date.

On the terms and subject to the conditions of the tender offer, warrantholders of GenTek will have the opportunity to tender all or a portion of their Warrants for a purchase price of $4.25 per Tranche B Warrant and $4.75 per Tranche C Warrant, each net to the sellers in cash (the “Purchase Price”). Abrams will pay the Purchase Price, without interest, promptly after expiration of the tender offer. Abrams has sufficient cash on hand to purchase any and all Warrants validly tendered and not withdrawn in the Offer. The tender offer is not conditioned on the tender of any minimum number of Warrants or any required financing, but is subject to certain customary conditions described in the Offer to Purchase.

Mellon Investor Services, LLC is the depositary for the tender offer, and D.F. King & Co., Inc. is the information agent. Any questions concerning the tender offer may be directed to D.F. King & Co., Inc. at (800) 487-4870. Copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from D.F. King & Co., Inc., and copies will be furnished promptly at Abrams’ expense.

Neither GenTek Inc. nor its board of directors has made any recommendation to warrantholders as to whether to tender or refrain from tendering their Warrants. Within 10 business days, GenTek is required by law to publish, send or give to warrantholders a statement as to whether it recommends acceptance or rejection of the tender offer, that it has no opinion and is remaining neutral toward the tender offer or that it is unable to take a position with respect to the tender offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY TRANCHE B WARRANTS OR TRANCHE C WARRANTS OF GENTEK INC. THE SOLICITATION OF OFFERS TO BUY THE TRANCHE B WARRANTS AND TRANCHE C WARRANTS OF GENTEK INC. IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT WILL BE FILED TODAY WITH THE SECURITIES AND EXCHANGE COMMISSION AND PROMPTLY MAILED TO WARRANTHOLDERS.

WARRANTHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS TO THE TENDER OFFER. WARRANTHOLDERS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND RELATED DOCUMENTS FROM THE INFORMATION AGENT, D.F. KING & CO., INC., AT 48 WALL STREET, NEW YORK, NEW YORK 10005, (800) 487-4870. WARRANTHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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